EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Spectra Energy Corp of our report dated February 20, 2012, relating to the consolidated financial statements of DCP Midstream, LLC and subsidiaries, appearing in the Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 1, 2012